Exhibit 12

GTE FLORIDA INCORPORATED AND SUBSIDIARIES

Statements of the Consolidated Ratio of Earnings to Fixed Charges


                                                                       Years Ended December 31,
                                              --------------------------------------------------------------------------
                                                1998      1998(a)     1997      1997(a)     1996       1995       1994
                                              --------   --------   --------   --------   --------   --------   --------
                                                                        (Dollars in Millions)

Net earnings available for fixed charges:
  Income before extraordinary charges         $  187.9   $  187.9   $  223.7   $  223.7   $  198.1   $  175.5   $  140.2
  Add  - Income taxes (benefit)                  112.3      112.3      147.5      147.5      123.7      104.6       86.2
       - Fixed charges                           174.4       77.6      140.8       79.2       74.3       74.2       70.3
                                              --------   --------   --------   --------   --------   --------   --------

Adjusted earnings                             $  474.6   $  377.8   $  512.0   $  450.4   $  396.1   $  354.3   $  296.7
                                              ========   ========   ========   ========   ========   ========   ========


Fixed charges:
  Interest expense                            $  164.8   $   68.0   $  130.3   $   68.7   $   64.8   $   65.1   $   61.2
  Portion of rent expense representing
  interest                                         9.6        9.6       10.5       10.5        9.5        9.1        9.1
                                              --------   --------   --------   --------   --------   --------   --------

Adjusted fixed charges                        $  174.4   $   77.6   $  140.8   $   79.2   $   74.3   $   74.2   $   70.3
                                              ========   ========   ========   ========   ========   ========   ========


RATIO OF EARNINGS TO FIXED CHARGES                2.72       4.87       3.64       5.69       5.33       4.77       4.22


(a) Excludes $96.8 million and $61.6 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries for 1998 and 1997, respectively. This interest expense is approximately equal to the interest income received by the Company on affiliate notes between GTE Funding and such domestic telephone operating subsidiaries. GTE Funding provides short-term financing and investment vehicles and cash management services for the Company and six other of GTE's domestic telephone operating subsidiaries.